Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the prospectus supplement, dated August 13, 2003, to Registration Statement on Form S-3 (File No. 333-49433) of Prentiss Properties Trust of our reports dated February 12, 2003, relating to the financial statement and financial statement schedule, which appear in Prentiss Properties Trust’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the headings “Experts” in such prospectus supplement, which is part of such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

August 13, 2003